VII.A.-Appendix A CODE of ETHICS

Introduction

BKCM Funds, LLC (“BKCM” or the “Firm”), in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of BKCM’s Covered Persons are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A-1.

About Adviser

BKCM is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisers Act. Adviser acts as an adviser or sub-adviser to investment companies registered under the Investment Company Act of 1940 (the “Company Act”). A current list of registered investment companies for which Adviser serves as adviser or sub-adviser (“Reportable Funds”) is attached as Appendix A-2.

Who is Covered by the Code

This Code applies to all employees, officers and partners of BKCM or other persons (hereinafter “Covered Persons”) as determined by the Firm’s Chief Compliance Officer (“CCO”). It is the responsibility of each Covered Person to immediately report to the Firm’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Covered Person or consultant that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the CCO immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Covered Person. BKCM will ensure that Covered Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code

There are three reporting forms that Access Persons have to fill out under this Code; the initial and annual holdings reports and quarterly transactions reports. Copies of these forms are attached to this Code.

All Access Persons must complete the acknowledgement of having received, read and understood this Code contained within the Initial and Annual Holdings Report (Appendix A-4) and renew that acknowledgment on a yearly basis.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

General Fiduciary Principles

Acting as a Fiduciary

It is the Firm’s policy to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing. The Firm recognizes that it has a fiduciary duty to its clients. Acting as a fiduciary requires that BKCM, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients. BKCM and its Covered Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

●	All Covered Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

●	The Firm must have a reasonable basis for the investment advice and decisions it makes for its clients;

●	The Firm must ensure that its investment decisions are consistent with its clients’ investment objectives, policies and any disclosures made to clients;

●	All Covered Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;

●	Covered Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and

●	Covered Persons must be loyal to the clients and place the interests of the clients above their own.

●	The Firm treats violations of this Code very seriously. If you violate this Code, the Firm may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

●	Improper trading activity can constitute a violation of this Code. You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO. Do not guess at the answer.

Compliance with the Federal Securities Laws

Covered Persons are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

●	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

●	the Investment Advisers Act of 1940 and the SEC rules thereunder;

●	the Investment Company Act of 1940 and the SEC rules thereunder;

●	title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

●	the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

Conflicts of Interest

Personal Conflicts

All Covered Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Covered Person’s personal interests and the interests of the Firm or its clients. A potential conflict of interest exists whenever a Covered Person has a direct financial or other personal interest in any transaction or proposed transaction involving the Firm or any of its clients. A conflict of interest may also exist where the Covered Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Covered Person has a friendship or other personal relationship.

In such situations, Covered Persons must disclose the conflict to the CCO and recuse themselves from the decision making process with respect to the transaction in question and from influencing or appearing to influence the relationship between the Firm or any of its clients and the customer involved. Covered Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

Conflict of Interest between the Firm and a Client

In certain instances, BKCM’s relationship with a client may require the Firm to place the client’s interest above its own interests. If a Covered Person becomes aware of a situation where BKCM’s pursuit of its own interests in a transaction appears to conflict with its obligations to a client, he or she should bring the situation to the immediate attention of the CCO.

The Appearance of a Conflict of Interest Must Be Avoided

All Covered Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each Covered Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

●	That the Firm was serving its own interests or one client’s interests at the expense of another; or

●	That business with clients or the Firm was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If a Covered Person’s participation in a decision making process would raise the appearance of conflict of interest, the Covered Person should inform the CCO immediately.

Outside Business Activities

All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted through BasisCode for prior approval v by the CCO. Approval must be obtained through the CCO, and will ordinarily require consideration by the Firm’s Senior Management. The CCO can deny approval for any reason. Covered Persons are required to report any new outside business activities in which they engaged on a quarterly basis to the CCO on the Quarterly Transaction Report distributed through BasisCode. (Contents of the report may be seen in Appendix A-5 of the Firm’s Code of Ethics).

Preferential Treatment

Covered Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. A Covered Person should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to a Covered Person in a personal transaction, the Covered Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

Borrowing

Covered Persons should borrow only from reputable organizations that regularly lend money. Borrowing from relatives, however, is not subject to restriction. If a Covered Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with the Firm.

Gifts and Gratuities

No Covered Person may give or receive on their own behalf or on behalf of the Firm any gift or other accommodation which has a value in excess of $200 from any vendor, public company, securities salesman, client or prospective client (a “business contact”). No Covered Person may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the Family/Household of a Covered Person. Any gifts or accommodations in excess of $200 must be submitted to the CCO through BasisCode for prior approval. The CCO will maintain documentation of all such requests and resulting approvals or denials.

No Covered Person may give on their own behalf or on behalf of the Firm any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. This Gifts Policy is not intended to prohibit normal business entertainment.

Covered Persons will be required to report, on a quarterly basis, all business-related gifts given or received, regardless of value, to the CCO on the Quarterly Transaction Report distributed through BasisCode.

Entertainment and Meals

Payment for entertainment or meals where the Covered Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and should also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed. Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

Covered Persons will be required to report, on a quarterly basis, any business-related entertainment or meals given or received with a value in excess of $300 per person to the CCO on a quarterly basis through BasisCode. Quarterly Transaction Report (Appendix A-5 to the Firm’s Code of Ethics).

Prohibition on Accepting Business-Related Accommodations from Brokers

Entertainment and gifts paid for by brokers to BKCM who either execute or seek to execute securities transactions on behalf of the Firm’s Fund clients at times may be deemed to be “compensation,” which is prohibited under Section 17(e)(1). BKCM and its affiliated persons are not permitted to receive entertainment and gifts from any broker executing securities transactions on behalf of a Fund client or a broker the Firm is considering doing business with on behalf of Fund clients.

Any Covered Person who becomes aware that they may be in a position to receive entertainment and gifts from a broker must report such receipt immediately to the CCO. The CCO must determine if the receipt of such entertainment and gifts is a violation of Section 17(e)(1). If the CCO determines there is no connection between the entertainment or gift(s) received and the use of the broker that provided the entertainment or gift(s), then it will not deem the receipt of such entertainment or gift(s) to be a violation of Section 17(e)(1). The CCO can also consult with the Firm’s counsel to assist in making the determination of a nexus between the receipt of entertainment or gift(s) and the use of the broker executing securities transactions on behalf of BKCM’s Fund clients giving such entertainment or gift(s).

Standards of Business Conduct

General

Covered Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Each Covered Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to the Firm and its reputation.

Communications with Clients

All communications with clients, whether verbal or written, must convey information clearly and fairly. Covered Persons must comply with BKCM’s policies and procedures regarding Advertising and Performance Reporting. Exaggerated, unwarranted or misleading statements or claims are prohibited.

Disclosure of Confidential Information

In the course of conducting business, Covered Persons may become privy to confidential information about the Firm, its present and prospective clients, and Reportable Fund agents. It is a violation of this Code, and in some cases may be a violation of law, for any Covered Person to disclose to anyone other than another Covered Person any confidential information obtained while in the course of conducting business on behalf of the Firm. Disclosure to other Covered Persons should be made only when and to the extent necessary to further the legitimate business purposes of the Firm. Covered Persons may not use any such information in connection with their personal investments or investments of others subject to their control.

Client and Investor Information

Clients and investors in the Firm have the right to expect BKCM and its Covered Persons to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge investor confidences except in accordance with the Firm’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure. Any such prior consent should be documented in advance of disclosure.

Company Information

Confidential information about the Firm that is obtained by a Covered Person, including its clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of the Firm.

Discretion should always be used when handling confidential client information or company information, and such information should never be disseminated to an unauthorized person. Covered Persons are reminded that when it is necessary to carry sensitive information off the firm’s premises, they should take appropriate care for its security. Specifically, Covered Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Covered Persons who take documents or computer files off the premises to work at home should return all such materials to the Firm upon completion of the particular at home project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

Corporate Assets

All information, products and services connected to or generated by BKCM as a business are considered corporate assets to which the Firm has ownership rights. Corporate property utilized or developed by Covered Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or email correspondence, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively the Firm’s property both during employment and after the Covered Person leaves the firm. Accordingly, all Covered Persons are expected to protect the Firm’s ownership or property including all information, products, and services and to return all information to the Firm at the termination of employment.

Further, Covered Persons are prohibited from misusing the Firm’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm. Before beginning employment with the Firm, each Covered Person should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the Covered Person is bound at the time of hiring. Any questions about this requirement should be raised with Senior Management.

Bribery

Under federal law, it is illegal for BKCM or any Covered Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:

●	an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;

●	a political party or official thereof, or a candidate for political office; or

●	any other person the payor knows or has reason to know will pay or give the money or value to those listed above.

●	Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for the Firm, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited. All Covered Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.

Political Contributions / Pay-to-Play

●	“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business. In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons. The new rule has three key elements:

○	It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.

○	It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

○	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

SEC Press Release 2010-116; http://www.sec.gov/news/press/2010/2010-116.htm

The rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote.

Political contributions or gifts from the Firm, its Covered Persons and solicitors to persons who may be in a position to affect the award of business to BKCM may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying an adviser from managing assets for certain governmental entities if the adviser, any employee or an BKCM’s solicitor has contributed to certain political organizations, candidates or state officials for office.

To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:

Pre-Approval of Contributions in Excess of $150.00 – When making contributions personally or on behalf of the Firm, Covered Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to the Firm. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the employee should seek approval from the Chief Compliance Officer or his or her designee.

Quarterly Reporting - All Covered Persons will be required to disclose any on their Quarterly Transaction Report, distributed through BasisCode, all political contributions made in the prior quarter, regardless of dollar value. These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.

State officials are defined in this policy is any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Advisory Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Advisory Person will indicate whether they are entitled to vote for the recipient of their political contribution.

Separation of Political and Employment Activities - All political activities of Covered Persons must be kept separate from employment and expenses may not be charged to the Firm. Covered Persons may not conduct political activities during working hours or use BKCM’s facilities for political campaign purposes.

No Contribution on Behalf of the Firm – Covered Persons may not make political contributions on behalf of the Firm to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the Chief Compliance Officer or his or her designee.

Relations with Regulators

It is the Firm’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations. The CCO must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that we are providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require us to maintain certain records.

Restrictions on Personal Trading Activity

General Policy

No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a client:

●	employ any device, scheme or artifice to defraud the clients;

●	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the clients; or

●	engage in any manipulative practice with respect to the Firm’s clients.

Prohibition Against Insider Trading

As further detailed within BKCM’s Inside Information & Trading Policies and Procedures, Covered Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

●	trading while in possession of material, nonpublic information;

●	communicating (“tipping”) such information to others;

●	recommending the purchase or sale of securities on the basis of such information; or

●	providing substantial assistance to someone who is engaged in any of the above activities.

This means that Covered Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Fund may invest. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services). Please refer to the Firm’s Inside Information & Trading Policies and Procedures for a full description of permissible and prohibited activities.

Personal Trading Preclearance Requirements

Access Persons may not buy or sell Securities (i.e., stocks, bonds, derivatives), other than Exempt Securities as definded within Appendix A-1 of BKCM’s Code of Ethics, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CCO.

Pre-clearance of Investments in IPOS or Limited Offerings / Private Placements

Access Persons may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from the Firm’s CCO. The CCO must review each request for approval and record the decision regarding the request. The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for Client accounts, and whether any conflict of interest exists between the Firm and its Clients. The CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Pre-clearance for Personal Investments in Registered Investment Companies Advised or Sub-Advised by the Firm

Access Persons may purchase mutual funds and ETFs without obtaining pre-clearance from the CCO with the exception of mutual funds and/or ETFs advised or sub-advised by BKCM. Access Persons may not buy or sell shares of mutual funds and ETFS advised or sub-advised by the Firm for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, written approval for that transaction from the CCO. The Access Person may not complete the requested transaction until written approval has been received from the CCO. Pre-trade clearance may not be approved during the five days before and three days after rebalancing or trading of the underlying EFT portfolios. For the personal trading of the CCO, the CCO must obtain written pre-clearance from BKCM’s CEO.

When and how pre-clearance must be obtained

Access Persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Security, other than Exempt Securities.

In order to obtain pre-clearance, an Access Person must complete and submit a preclearance request through BasisCode. If the transaction is approved by the CCO, that approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed. Due to the timing of effecting transactions in private placements, the two- business day authorization window will not apply to pre-clearance requests for private placements.

Restrictions on Personal Securities Transactions by Access Persons.

Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

Restricted List

The Firm will maintain a Restricted List containing the names of Securities which are determined to be at risk for potential conflicts of interest. Securities on the Firm’s Restricted List will typically consist of any securities held in the Firm’s client accounts as well as any securities being considered for inclusion in client accounts. The contents of the Restricted List are to be maintained exclusively by the CCO or designee. Access Persons are prohibited from transacting in any securities contained within the Firm’s Restricted List. Upon discovery of any personal transactions made by Access Persons in securities on the Firm’s Restricted List, the CCO shall require the Access Person to unwind the trade, if warranted, and disgorge any profits realized as a result for the remedial procedures. The CCO shall also use his or her discretion to impose any additionally sanctions upon the offending Access Person as warranted by the nature of each violation.

Prohibition on Short Sales and Similar Transactions

Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by any client.

Reporting Requirements & Procedures

In order to provide the Firm with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

Initial and Annual Holdings Reports:

Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Appendix A-4. Each holdings report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted prior to the deadline imposed by the CCO and must be current as of a date no more than 30 days prior to the date the report is submitted.

Quarterly Transaction Report:

Each Access Person shall submit reports substantially in the form attached hereto as Appendix A-5 to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person and any political contributions made during the preceding quarter. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person need not detail each transaction on a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under this Code, provided the person so designates on the form. The Report must include the date on which such report was submitted to the CCO.

Reporting Obligation for Cryptocurrencies

In addition to providing the required initial and ongoing reporting for traditional brokerage accounts, securities and/private placements held outside of the brokerage accounts and beneficial ownership position in registered investment companies advised or sub-advised by BKCM, Access Persons will also be required to report, any holdings and transactions in cryptocurrencies. Cryptocurrency investments currently will not require pre-clearance from the CCO, however Access Persons will need to include them in their initial, quarterly and annual Code of Ethics Reports.

Administration of the Code

The CCO or designee shall be responsible for the administration of the Firm’s Code of Ethics.

Miscellaneous

Confidentiality

The Firm will endeavor to maintain the confidentiality of all reports and information submitted by its Access Persons pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

The “should have known” standard

For purposes of this Code, the “should have known” standard does not:

●	imply a duty of inquiry;

●	presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a client’s investment strategies; or

●	impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

Appendix A-1. Definitions

The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

Access Person means: (i) every Director or officer of the Firm, (ii) every Covered Person of the Firm who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for any client, or has access to nonpublic information about the portfolio holdings of any client, or whose functions relate to the making of any recommendations with respect to purchases and sales, and (iii) every other person (whether or not a Covered Person of the Firm, such as consultants) who is subject to the Firm’s supervision and control who has access to nonpublic information regarding any purchase or sale of securities of any client, or has access to nonpublic information about the portfolio holdings of any client.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. Specifically, a person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

●	a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation);

●	a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

●	a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

●	an investment account over which an Access Person has investment control or discretion;

●	a trust or other arrangement that names an Access Person as a beneficiary; and

●	a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Covered Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

Control means the power to exercise a controlling influence over the management or policies of the Firm. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of the Firm shall be presumed to control the Firm. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

Covered Person includes all employees, officers and partners of the Firm or other persons as determined by the CCO.

Exempt Security means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High- Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, other than Reportable Funds, (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.

High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel means (i) any Covered Person of the Firm (or of any company in a control relationship to the Firm) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities for a client, (ii) any natural person who controls Adviser and who obtains information concerning recommendations made regarding the purchase or sale of Securities by a client.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person.

Reportable Fund means any investment companies other than money market funds that are registered under the Investment Company Act for which the Firm serves as an investment adviser or whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm or is under common control with the Firm. A Reportable Fund includes registered investment companies that are sub-advised by the Firm.

Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

APPENDIX A-2. Reportable Funds

Name of Fund	Type of Fund	Fund Ticker Symbol	Inception Date
Rex BKCM ETF	ETF	TBD	TBD

APPENDIX A-3. Personal Trade Request Form (ptr)

The following form must be completed by you in order to request pre-clearance of a personal securities transaction that requires pre-clearance under BKCM’s Code of Ethics. You further certify that you do not have any confidential or inside information relating to the issuer of this Security. This Form must be submitted to BKCM’s Chief Compliance Officer. You may not complete this trade until you receive approval from the Chief Compliance Officer. If approved, the approval is good for the day it is given and the following business day. If your trade is not completed within that time, you must submit a new request.

Investment Information:

Issuer and ticker symbol: _______________________________________________________________________________________

Nature of Equity Investments:

Describe investment: __________________________________________________________________________________

Number of Shares: ___________________________

Nature of Fixed Income Investments:

Describe instrument:  _______________

Principal amount of trade: _________________

Transaction Type (please circle):

Purchase        Sale        Short Sale

Proposed Trade Date:  ____________________

Current / Estimated Price: __________________________

Broker/Dealer: _________________________

Is the proposed investment an IPO?                      Y           N

Is the proposed investment a Limited Offering?     Y            N

Date: ________________

Access Person Signature: ____________________________________________________________________________________________

Printed Name: _______________________________________________________________________________________

Title of Account(s):

Chief Compliance Officer Action & date

Approved: ________________________

Denied: __________________________

APPENDIX A-4. Initial & Annual Holdings Reports

Access Person Last Name	First Name	MI

Office Location
Phone #

ACKNOWLEDGMENT1 OF RECEIPT OF COMPLIANCE MANUAL, CODE OF ETHICS, INSIDER TRADING POLICIES & ANNUAL CERTIFICATION

Please specify: [  ] Initial Report or [  ] Annual Renewal

1. Acknowledgement

I acknowledge that I have received a copy of the current Compliance Manual and Code of Ethics and I represent that:

a.	I acknowledge receipt of a copy of the Compliance Manual, including but not limited to the Code of Ethics and Insider Trading Policies & Procedures contained therein. I have read its terms and understand that I am fully subject to its provisions.

b.	I have specifically read the Code of Ethics and I understand that it applies to me and to all Investments in which I have or acquire Beneficial Ownership. I have read the definition of “Beneficial Ownership” contained within the Code of Ethics, and I understand that I may be deemed to have Beneficial Ownership in Investments owned by members of my Household and that transactions effected by members of my Household may therefore be subject to this Code of Ethics.

c.	I agree that in case of a violation, I may be subject to various possible sanctions (pursuant to both the Code of Ethics and the Compliance Manual) and as determined by the Compliance Committee (or its delegate). Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil referral to the Securities and Exchange Commission, and criminal referral.

d.	I will comply with the Compliance Manual and the Code of Ethics in all respects.

BKCM’s Compliance personnel provide training on the Compliance Manual and Code of Ethics annually to each Advisory Person. However, each Advisory Person is responsible for understanding and complying with both the Compliance Manual and Code of Ethics of their own volition.

[1]	ALL capitalized terms are defined in the Compliance Manual or Code of Ethics.

2. Personal Investment Holdings Report

The following is a list of all investment accounts and Securities not held in such accounts in which I have Beneficial Ownership, and such information is current as of a date no more than 30 days prior to the date hereof:

Table 1 – Investment Accounts

Instructions:

•	Provide the information requested below for each investment account in which you have Beneficial Ownership. Indicate “ N/A ” or “ None” if appropriate.

•	Attach the most recent account statement for each account identified.

•	Attach separate sheets if necessary

NAME OF BROKER DEALER, BANK, OR OTHER FINANCIAL INTERMEDIARY	ACCOUNT TITLE acct holder’s name and (acct type)	RELATIONSHIP if acct holder is not the Access Person	ACCOUNT NUMBER	CHECK HERE IF DISCRETIONARY ACCOUNT
Ex: Smith Barney	Jane Smith (IRA)	spouse	xxx-xxxxx

Table 2 – Other Investment Holdings

Instructions:

•	If you have Beneficial Ownership in any Securities that are not held in an investment account listed above (stock certificates, private offering investments, such as private or hedge fund and private equity investments), list them below. Indicate “ N/A ” or “ None” if appropriate. Attach separate sheets if necessary

NAME OF SECURITY OWNER	RELATIONSHIP if security owner is not the Access Person	NAME/TITLE OF SECURITY	TYPE OF SECURITY	TICKER OR CUSIP	NUMBER OF SHARES / PRINCIPAL AMOUNT

Table 3 – Cryptocurrency Holdings

NAME OF SECURITY OWNER	RELATIONSHIP if security owner is not the Access Person	NAME OF CRYPTOCURRENCY	IDENTIFIER	NUMBER OF SHARES/ AMOUNT

Table 3.           Outside Business Opportunities

The following is all outside business activities that I am engaged in (including any publicly held companies on which I serve as a member of the board of directors. Indicate “N/A” or “None” if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT

Table 4.           Political Contributions (Initial Report only)

The following is a list of all political contributions that I have made within the two-year period prior to my date of hire with the Firm:

Date	Recipient	Amount	Eligible to Vote for Candidate?

Table 5.           Certification

a.	[Annual Renewals Only] I hereby certify that since the date of my last certification under the Code of Ethics, I have fully complied with all applicable requirements of the Code. In particular, in connection with each Securities transaction that I have engaged in since such date, I hereby certify that:

i.	I did not execute any transaction in a Security (or equivalent instrument) at a time when I possessed material nonpublic information regarding the Security or the issuer of the Security.

ii.	I did not execute any transactions with the intent of raising, lowering, or maintaining the price of any Security or to create a false appearance of active trading.

iii.	I did not execute any transaction in a Security (or equivalent instrument) at a time when I was in possession of non-public information to the effect that (i) Adviser is or may be considering an investment in or sale of such Security on behalf of its clients, or (ii) have or may have open, executed, or pending portfolio transactions in such Security on behalf of its clients.

iv.	I did not use my knowledge of the portfolio holdings of the Fund to engage in any trade or short- term trading strategy involving the Fund that may have conflicted with the best interests of the Fund and its shareholders.

v.	If an Investment was acquired in an initial public offering which Adviser may have been reasonably considering for purchase for one or more Clients or private placement, I obtained the written approval of the Chief Compliance Officer or his or her designee prior to acquiring such Security.

vi.	I have reported and acknowledged all gifts received on a quarterly basis since the date of my last certification under the Code of Ethics, and that I have not accepted any gift with a fair market value in excess of $250 without the prior written approval of the Chief Compliance Officer or his or her designee.

b.	I further certify that the information on this form is accurate and complete in all material respects.

Access Person’s Name: ___________________________________________

Access Person’s Signature: _________________________________________

Date: ____________

APPENDIX A-5. Quarterly Transaction Report

To: The Chief Compliance Officer

BKCM Funds, LLC hereby certify that I have engaged in the following personal securities and gift transactions which are required to be reported under the Code of Ethics and Compliance Manual of BKCM Funds, LLC during the calendar quarter indicated below. I hereby submit this report within thirty (30) days after the end of that quarter. (Note: you do not need to complete the securities portion of this report if all of your trading confirmations and account statements are already being delivered to the Chief Compliance Officer or his or her designee)

Name of Reporting Person: _____________________________________

Calendar Quarter Ended: _______________________________________

Date Report Submitted: ________________________________________

Securities Transactions

Please provide the following information for any reportable securities transactions during the quarter:

Date of Transaction	Title of Security	Ticker Symbol or CUSIP	Number of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Name of Broker, Dealer or Bank Effecting Transaction

[ ]	All relevant transactions other than those noted above are contained on statements which are submitted directly to Adviser by the broker-dealer.

Please provide the following details for any private placement transactions during the prior quarter (if any). Please respond “None” if you have none to report.

Date of Transaction	Title of Security	Security Description	Investment Amount	Type of Transaction

Please provide the following details for any cryptocurrency transactions during the prior quarter (if any). Please respond “None” if you have none to report.

Date of Transaction	Currency Description	Currency Identifier	Investment Amount	Type of Transaction

I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I have given or received the following gifts or other accommodations in excess of the current de minimis amount of $200.

Description of Gift/ Accommodation	Date	Given or Received	Name & Company of Giver or Recipient	Approx Value

I have given or received the following business related entertainment or meals in excess of $300.

Description of Event	Date	Given or Received	Name & Company of Giver or Recipient	Approx Value

I have made the following political contributions (as defined within the Code of Ethics). This includes contributions under the $150 preclearance requirement.

Name of Recipient	Amount of Contribution / Gift	Office and State of Campaign	Date	Eligible to Vote?

The following is all new outside business activities that in which I began engagement during the prior quarter. Indicate “N/A” or “None” if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT	START DATE

I certify that I have included on this report all securities, gift transactions, political contributions and accounts required to be reported pursuant to the Code of Ethics and Compliance Manual.

Signature:______________	Date:______________